Exhibit 3.6

THE COMPANIES ACT 2006

A PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

DELPHI HOLDFI UK LIMITED

INCORPORATED ON 30 JUNE 2011

NO. 07688475

(Adopted by Special Resolution passed on 18 August 2011)

ALLEN & OVERY

ALLEN & OVERY LLP

Company number

07688475

THE COMPANIES ACT 2006

A PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

DELPHI HOLDFI UK LIMITED

(adopted by Special Resolution passed on 18 August 2011)

PRELIMINARY

1.	The Model Articles for Private Companies Limited by Shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (SI 2008 No.3229) (the Model Articles) shall apply to the company except in so far as they are excluded or varied hereby.

2.	Model Articles 13, 14, 22 and 26(5) do not apply to the Company.

INTERPRETATION AND LIMITATION OF LIABILITY

3.	Defined terms

(1)	In the articles, unless the context requires otherwise:

alternate or alternate director has the meaning given in article 19 and article 20, respectively;

articles means the company’s articles of association, as from time to time amended;

class A director shall mean any director designated as a class A director from time to time in accordance with article 15;

class B director shall mean any director designated as a class B director from time to time in accordance with article 15;

Companies Act means the Companies Act 2006 including any statutory modification or re-enactment of it for the time being in force;

company means Delphi Holdfi UK Limited (registered number 07688475);

eligible director means a director who is entitled to vote on the relevant matter at a directors’ meeting but excluding any director whose vote is not to be counted in respect of the relevant matter; and

relevant situation has the meaning given in article 13.

(2)	Unless the contrary intention appears, words importing the singular number include the plural number and vice versa, words importing one gender include all genders and words importing persons include bodies corporate and unincorporated associations.

(3)	Headings to the articles are inserted for convenience only and shall not affect construction.

(4)	Model Article 1 shall be amended accordingly.

4.	Liability of members

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

UNRESTRICTED OBJECTS

5.	Nothing in these articles shall constitute a restriction on the objects of the company to do (or omit to do) any act and, in accordance with section 31(1) of the Companies Act, the company’s objects are unrestricted.

DIRECTORS

6.	Directors’ duties

(1)	The purpose of the company:

(a)	may, if and to the extent that the directors consider it appropriate; and

(b)	shall, if directed by the holders of the majority of the shares by notice in writing to the company,

include promoting the success of the group as a whole or of any one or more members of the group (and in this context group means the company, any other body corporate which is its holding company or subsidiary and any other body corporate which is a subsidiary of that holding company).

(2)	In the exercise of his duties, a director shall not be restricted by any duty of confidentiality to the company from providing information regarding the company to a holding company of the company but a director who is also a director of any holding company of the company shall owe a strict duty of confidentiality to that holding company in relation to confidential information of the holding company.

7.	Directors to take decisions collectively

(1)	Any decision of the directors must be either: (i) a majority decision at a meeting (provided that any resolution shall not validly be passed unless it is approved by at least one class A director); or (ii) a decision taken in accordance with Model Article 8 (as amended by article 8 below). Model Article 7(1) shall be amended accordingly.

(2)	The company shall be bound towards third parties in all matters by the joint signatures of one class A director and one class B director.

8.	Unanimous decisions

Model Article 8 shall be amended by the deletion of paragraph (3) and the re-numbering of existing paragraph (4) as new paragraph (3).

9.	Participation in directors’ meetings

Model Article 10(3) shall be amended by inserting after the first sentence, the sentence “In the absence of such a decision, the meeting is deemed to take place at the location from where the chairman participates.”.

10.	Quorum for directors’ meetings

(1)	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

(2)	The quorum for directors’ meetings may be fixed from time to time by a decision of the directors, but subject to paragraph (3), it must never be less than three eligible directors, and unless otherwise fixed it is three eligible directors, in each case at least one of whom shall be a class A director.

(3)	For the purpose of any directors’ meeting (or part of a meeting) held in accordance with article 13 to authorise a director’s conflict of interest, if only one eligible director is in office, the quorum is one eligible director.

(4)	If the total number of directors for the time being in office is less than the quorum required, the director or directors in office must not take any decision other than a decision:

(a)	to appoint further directors; or

(b)	to call a general meeting so as to enable the shareholders to appoint further directors.

(5)	Model Article 11 shall be amended accordingly.

11.	Chairing of directors’ meetings

Model Article 12(4) shall apply as if the word “may” is substituted for the word “must”.

DIRECTORS’ INTERESTS

12.	Directors’ interests in relation to transactions or arrangements with the company

The relevant provisions of the Companies Act (including, without limitation, sections 177 and 182 of the Companies Act) shall apply in relation to declarations of interests in proposed and existing transactions or arrangements with the company.

13.	Directors’ interests other than in relation to transactions or arrangements with the company

(1)	If a situation (a relevant situation) arises in which a director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the company (including, without limitation, in relation to the exploitation of any property, information or opportunity, whether or not the company could take advantage of it, but excluding any situation which cannot reasonably be regarded as likely to give rise to a conflict of interest) the following provisions shall apply if the conflict of interest does not arise in relation to a transaction or arrangement with the company:

(a)	if the relevant situation arises from the appointment or proposed appointment of a person as a director of the company:

(i)	the directors (other than the director, and any other director with a similar interest, who shall not be counted in the quorum at the meeting and shall not vote on the resolution); or

(ii)	the shareholders (by ordinary resolution or by notice in writing given to the company by the holders of a majority of the shares),

may resolve to authorise the appointment of the director and the relevant situation on such terms as they may determine;

(b)	if the relevant situation arises in circumstances other than in paragraph (a):

(i)	the directors (other than the director and any other director with a similar interest who shall not be counted in the quorum at the meeting and shall not vote on the resolution); or

(ii)	the shareholders (by ordinary resolution or by notice in writing given to the company by the holders of a majority of the shares),

may resolve to authorise the relevant situation and the continuing performance by the director of his duties on such terms as they may determine.

(2)	Any reference in paragraph (1) to a conflict of interest includes a conflict of interest and duty and a conflict of duties.

(3)	Any terms determined by the directors or the shareholders under paragraphs (1)( a) or (1)(b) may be imposed at the time of the authorisation or may be imposed or varied subsequently by either the directors or the shareholders and may include (without limitation):

(a)	whether the interested directors may vote (and be counted in the quorum at any meeting) in relation to any decision relating to the relevant situation;

(b)	the exclusion of the interested directors from all information and discussion by the company of the relevant situation; and

(c)	(without prejudice to the general obligations of confidentiality) the application to the interested directors of a strict duty of confidentiality to the company for any confidential information of the company in relation to the relevant situation.

(4)	Any authorisation given under paragraphs (1)(a) or (1)(b) may be withdrawn by either the directors or the shareholders by giving notice to the director concerned.

(5)	An interested director must act in accordance with any terms determined by the directors or the shareholders under paragraphs (1)(a) or (1)(b).

(6)	Except as specified in paragraph (1), any proposal made to the directors and any authorisation by the directors in relation to a relevant situation shall be dealt with in the same way as any other matter may be proposed to and decided by the directors in accordance with the articles.

(7)	Any authorisation of a relevant situation given by the directors or the shareholders under paragraph (1) may provide that, where the interested director obtains (other than through his position as a director of the company) information that is confidential to a third party, he will not be obliged to disclose it to the company or to use it in relation to the company’s affairs in circumstances where to do so would amount to a breach of that confidence.

(8) (a)	If the directors make an authorisation under paragraph (1), impose or vary the terms of an authorisation under paragraph (3), or withdraw an authorisation under paragraph (4), they shall, as soon as reasonably practicable, notify the shareholders of this fact and provide, where applicable, any relevant particulars regarding the authorisation or its terms.

(b)	If the shareholders make an authorisation under paragraph (1), impose or vary the terms of an authorisation under paragraph (3), or withdraw an authorisation under paragraph (4), they shall, as soon as reasonably practicable, notify the directors of this fact and provide, where applicable, any relevant particulars regarding the authorisation or its terms.

(9) (a)	A director shall, as soon as reasonably practicable, declare the nature and extent of his interest in a relevant situation within paragraph (1)(a) or (1)(b) to the other directors and the shareholders.

Failure to comply with this requirement does not affect the underlying duty to make the declaration of interest.

(b)	If a declaration of interest in relation to a relevant situation proves to be, or becomes, inaccurate or incomplete, a further declaration must be made.

14.	Directors’ interests generally and voting

(1)	Subject to the Companies Act and to articles 12 and 13, a director notwithstanding his office:

(a)	may be a party to, or otherwise interested or participate in, any transaction or arrangement with the company or in which the company is otherwise interested, including any such pensions, other benefits, transactions or arrangements as are referred to in article 18.

(b)	may act by himself or his firm in a professional capacity for the company (except as auditor) and he or his firm shall be entitled to remuneration as if he were not a director;

(c)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the company or in which the company is otherwise interested; and

(d)	shall not, by reason of his office (or of the fiduciary relationship established by holding that office), be accountable to the company for any remuneration, profit or other benefit resulting from any relevant situation authorised under article 13 or any interest permitted under paragraphs (1)( a), (1)(b), or (1)(c), and no contract, transaction or arrangement shall be liable to be avoided on the grounds of any director having an interest authorised under article 13 or permitted under paragraphs (1)( a), (1)(b), or (1)(c).

(2)	Subject to articles 12 and 13 and to any contrary direction from the holders of a majority of the shares, a director shall be entitled to vote on any decision concerning any matter in which he has, directly or indirectly, an interest or a duty.

(3)	In the case of an alternate director, an interest of his appointor shall be treated as an interest of the alternate in addition to any interest which the alternate otherwise has.

(4)	Subject to the Companies Act, the company may, by ordinary resolution or by notice in writing given to the company by the holders of a majority of the shares, suspend or relax the provisions of this article to any extent or ratify any contract, transaction or arrangement not duly authorised by reason of a contravention of this article.

(5)	Where proposals are under consideration concerning the appointment of two or more directors to offices or employments with the company or any body corporate in which the company is interested, the proposals may be divided and considered in relation to each director separately and (provided he is not otherwise precluded from voting) each of the directors concerned shall be entitled to vote (and to form part of the quorum) in respect of each proposal except that concerning his own appointment.

(6)	Subject to paragraph (7), if a question arises at a meeting of directors or of a committee of directors as to the right of a director to participate in the meeting (or part of the meeting) for voting and quorum purposes, the question may, before the conclusion of the meeting, be referred to the chairman whose ruling in relation to any director other than the chairman is to be final and conclusive.

(7)	If any question as to the right to participate in the meeting (or part of the meeting) should arise in respect of the chairman, the question is to be decided by a decision of the directors at that meeting, for which purpose the chairman is not to be counted as participating in the meeting (or that part of the meeting) for voting and quorum purposes.

15.	Appointment and termination of appointments of directors by majority shareholders

The holders of the majority of the shares may appoint any person as a director, may designate any such director as a class A director or a class B director and may remove any such director. Any appointment, designation or removal shall be made by notice in writing to the company signed by the holders or on their behalf and shall take effect when it is lodged at the registered office or produced at any directors’ meeting. Model Articles 17 and 18 shall be amended accordingly.

16.	Directors’ services and remuneration

(1)	Directors may undertake any services for the company that the directors decide and the company may enter into a contract of service with any director on such terms as the directors think fit.

(2)	Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any claim to damages for breach of contract of service between the director and the company.

(3)	Directors are entitled to such remuneration as the directors determine for any service which they undertake for the company (other than services to the company as directors).

(4)	Subject to the articles, a director’s remuneration may take any form.

(5)	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

(6)	Model Article 19 shall be amended accordingly.

17.	Directors’ expenses

Model Article 20 shall be amended by inserting in the first line the words “, alternate directors and the company secretary (if any)” after the word “directors”.

18.	Directors’ pensions and other benefits

The directors may exercise all the powers of the company to:

(a)	pay, provide, arrange or procure the grant of pensions or other retirement benefits, death, disability or sickness benefits, health, accident and other insurances or other such benefits, allowances, gratuities or insurances, including in relation to the termination of employment, to or for the benefit of any person who is or has been at any time a director of the company or in the employment or service of the company or of any body corporate which is or was associated with the company or of the predecessors in business of the company or any such associated body corporate, or the relatives or dependants of any such person. For that purpose, the directors may procure the establishment and maintenance of, or participation in, or contribution to, any pension fund, scheme or arrangement and the payment of any insurance premiums;

(b)	establish, maintain, adopt and enable participation in any profit sharing or incentive scheme including shares, share options or cash or any similar schemes for the benefit of any director or employee of the company or of any associated body corporate, and to lend money to any such director or employee or to trustees on their behalf to enable any such schemes to be established, maintained or adopted; and

(c)	support and subscribe to any institution or association which may be for the benefit of the company or associated body corporate or any directors or employees of the company or associated body corporate or their relatives or dependants or connected with any town or place where the company or an associated body corporate carries on business, and to support and subscribe to any charitable or public object whatsoever.

ALTERNATE DIRECTORS

19.	Appointment and removal of alternates

(1)	Any director (the appointor) may appoint as an alternate any other director, or any other person to:

(a)	exercise that director’s powers; and

(b)	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors in the absence of the alternate’s appointor.

(2)	Any appointment or removal of an alternate must be effected by notice in writing to the company signed by the appointor, or in any other manner approved by the directors.

(3)	The notice must:

(a)	identify the proposed alternate; and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

20.	Rights and responsibilities of alternate directors

(1)	Subject to the articles, an alternate may act as an alternate director to more than one director and has the same rights, in relation to any decision of the directors as the alternate’s appointor.

(2)	Except as the articles specify otherwise, alternate directors:

(a)	are deemed for all purposes to be directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their appointors; and

(d)	are not deemed to be agents of or for their appointors,

and, in particular, each alternate director shall be entitled to receive notice of all directors’ meetings and of all committee meetings of directors of which his appointor is a member.

(3)	Subject to the articles, a person who is an alternate director but not a director:

(a)	may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s appointor is not participating); and

(b)	may otherwise participate in a unanimous decision of the directors (but only if his appointor is an eligible director in relation to that decision and is not participating).

No alternate may be counted as more than one director for such purposes.

(4)	An alternate director is not entitled to receive any remuneration from the company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the company.

21.	Alternates voting at directors’ meetings

Subject to the articles, a director who is also an alternate director has an additional vote at a directors’ meeting on behalf of each appointor who is:

(a)	not participating in the directors’ meeting; and

(b)	would have been an eligible director if he were participating in it.

No alternate may be counted as more than one director for the purpose of determining whether a quorum is present.

22.	Termination of alternate directorship

An alternate director’s appointment as an alternate terminates:

(a)	when the alternate’s appointor revokes the appointment by notice to the company in writing specifying when it is to terminate;

(b)	on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)	on the death of the alternate’s appointor;

(d)	when the alternate’s appointor’s appointment as a director terminates; or

(e)	where the directors otherwise decide.

23.	Directors’ power to change company name

The directors may change the name of the company.

SHARES AND DISTRIBUTIONS – SHARES

24.	Powers to allot shares

(1)	In accordance with section 550 of the Companies Act, the directors may exercise any power of the company to allot shares or to grant rights to subscribe for or convert any security into shares with such rights and restrictions as they may determine.

(2)	Subject to the articles, but without prejudice to paragraph (1) or to the rights attached to any existing share, the company may issue further classes of shares with such rights or restrictions as may be determined by ordinary resolution.

(3)	Sections 561 and 562 of the Companies Act are excluded.

(4)	The company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

(5)	In the event that rights and restrictions attaching to shares are determined by ordinary resolution or by the directors pursuant to this article, those rights and restrictions shall apply, in particular in place of any rights or restrictions that would otherwise apply by virtue of the Companies Act in the absence of any provisions in the articles of a company, as if those rights and restrictions were set out in the articles.

25.	Share certificates

Model Article 24(5)(a) shall be amended by the insertion of the following words: “or official seal and in the case of an official seal, unless otherwise determined by the directors, the certificate does not need to be signed” after the words “common seal”.

26.	Share transfers

Model Article 26 shall be amended by the deletion of the existing paragraph (5) and the insertion in its place of the following new paragraph (5):

“(5)	The directors may refuse to register the transfer of a share unless:

(a)	it is lodged at the registered office or at such place as the directors may appoint and is accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b)	it is in respect of one class of shares only; and

(c)	it is in favour of not more than four transferees.”

27.	Transmittees bound by prior notices

If a notice is given to a shareholder in respect of shares and a transmittee (or a transferee nominated by such transmittee pursuant to Model Article 28) is entitled to those shares, the transmittee (or transferee) is bound by the notice if it was given to the shareholder before the transmittee’s (or transferee’s) name has been entered in the register of members. Model Article 29 shall be amended accordingly.

DECISION-MAKING BY SHAREHOLDERS – ORGANISATION OF GENERAL MEETINGS

28.	Notice of general meeting

A shareholder present either in person or by proxy, at any general meeting of the company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which the meeting was convened.

29.	Chairing general meetings

Model Article 39(2) shall be amended by the insertion of the following words “(including a proxy or a corporate representative)” after the word “shareholder”.

30.	Content of proxy notices

Model Article 45(1)(d) shall be amended by the insertion of the words “(or adjourned meeting)” after the word “meeting.”

ADMINSTRATIVE ARRANGEMENTS

31.	When a communication from the company is deemed received

(1)	Any document or information, if sent by first class post, shall be deemed to have been received on the day following that on which the envelope containing it is put into the post, or, if sent by second class post, shall be deemed to have been received on the second day following that on which the envelope containing it is put into the post and in proving that a document or information has been received it shall be sufficient to prove that the letter, envelope or wrapper containing the document or information was properly addressed, prepaid and put into the post.

(2)	Any document or information not sent by post but left at a registered address or address at which a document or information may be received shall be deemed to have been received on the day it was so left.

(3)	Any document or information, if sent or supplied by electronic means, shall be deemed to have been received on the day on which the document or information was sent or supplied by or on behalf of the company.

(4)	If the company receives a delivery failure notification following a communication by electronic means in accordance with paragraph (3), the company shall send or supply the document or information in hard copy or electronic form (but not by electronic means) to the shareholder either personally or by post addressed to the shareholder at his registered address or by leaving it at that address. This shall not affect when the document or information was deemed to be received in accordance with paragraph (3).

(5)	Where a document or information is sent or supplied by means of a website, it shall be deemed to have been received:

(a)	when the material was first made available on the website; or

(b)	if later, when the recipient was deemed to have received notice of the fact that the material was available on the website.

(6)	Every person who becomes entitled to a share shall be bound by every notice in respect of that share which before his name is entered in the register of members was given to the person from whom he derives his title to the share.

32.	Notices in writing given to the company by majority shareholders

Any notice in writing given to the company by the holders of a majority of the shares shall take effect when it is lodged at the registered office or produced to any directors’ meeting.

33.	Company seals

Model Article 49 shall be amended by the insertion of the following words at the end of paragraph (1): “or of a committee of the directors” and the insertion of the following new paragraph (5):

“(5)	The company may exercise the powers conferred by the Companies Act with regard to having official seals and those powers shall be vested in the directors. Subject to the Companies Act, any instrument to which an official seal is affixed shall be signed by such persons, if any, and affixed in such manner as the directors may from time to time determine.”

WINDING UP

34.	Winding up

If the company is wound up, the liquidator may, with the sanction of a special resolution of the company and any other sanction required by the Companies Act, divide among the shareholders in specie the whole or any part of the assets of the company and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he with like sanction determines, but no shareholder shall be compelled to accept any assets upon which there is liability.

DIRECTORS’ INDEMNITY

35.	Indemnity

(1)	Subject to paragraph (5), a relevant director of the company or of an associated company may be indemnified out of the company’s assets against:

(a)	any liability incurred by that director in connection with any negligence, default, breach of duty or breach of trust in relation to the company or an associated company;

(b)	any liability incurred by that director in connection with the activities of the company or an associated company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Companies Act);

(c)	any other liability incurred by that director as an officer of the company or an associated company.

(2)	The company may fund the expenditure of a relevant director of the company or of any associated company for the purposes permitted under the Companies Act and may do anything to enable such relevant director to avoid incurring such expenditure as provided in the Companies Act.

(3)	No relevant director of the company or of any associated company shall be accountable to the company or the shareholders for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company.

(4)	The powers given by this article shall not limit any general powers of the company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief.

(5)	This article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Act or by any other provision of law.

(6)	In this article:

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

(b)	a relevant director means any director or former director of the company or of an associated company.

(7)	Model Article 52 shall be amended accordingly.